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                                                                    EXHIBIT 10.9


                            WATER PURCHASE AGREEMENT


         THIS AGREEMENT made and entered into this 2nd day of June, 2000, by and between Big Sioux Community Water System, Inc., a South Dakota corporation, of Rural Route, Egan, South Dakota, hereinafter referred to as "Big Sioux" and Dakota Ethanol LLC., a South Dakota corporation, of Wentworth, South Dakota, hereinafter referred to as "Dakota Ethanol," as follows:

         WHEREAS, Big Sioux is organized and exists for the purpose of constructing and operating a water distribution system within a designated area in which the Ethanol Plant is located; and

         WHEREAS, Dakota Ethanol desires to purchase raw water from the Skunk Creek Aquifer, Lake County and derive both its domestic, secondary source and 300,000 gallons of fire protection from a 500,000 gallon elevated tank at the plant site; and

         WHEREAS, Big Sioux is desirous of adding to its system and in conjunction with that addition, is desirous of expanding its system to sell water to Dakota Ethanol,

         NOW THEREFORE, in consideration of the terms, conditions, and mutual covenants herein contained, the parties agree as follows:

         1. Big Sioux shall furnish to Dakota Ethanol raw water pumped from the Skunk Creek Aquifer at or adjacent to its Brant Lake facility. This water shall be diverted from three wells each capable of pumping 300 gpm +/- 10% at pressures of at least 25psi at the Ethanol plant site. Big Sioux understands that normal flow rates required at the plant will be in the order of 375 gpm (540,000 gallons per day), with a peak instantaneous flow of 600 gpm. In the event of equipment failure or any other cause resulting in the quantity of water failing to meet demand, Big Sioux shall immediately notify Dakota Ethanol of the specifics of the problem, and Big Sioux shall repair or otherwise rectify the situation as quickly as reasonably possible. The parties further acknowledge that Big Sioux is not responsible for water quantity after the water enters the pipeline owned by Dakota Ethanol.

         2. Big Sioux agrees to construct an elevated water storage facility with an overflow elevation of at least 175 feet above ground surface and a head range of 25-40ft. This water tower will hold 500,000 gallons and in combination with other sources be able to provide a flow of 3000 gpm for 120 minutes at 60 psi. Based on a storage requirement of 300,000 gallons, Dakota Ethanol will contribute to the expense of the tower construction on a 3/5ths to 2/5ths (Big Sioux) basis, up to a maximum investment of $300,000. Big Sioux will own tower, and all maintenance of the tower will be the responsibility of owner. Dakota Ethanol will transfer ownership for the one acre parcel of land on which the tower stands, as well as grant permanent easement for all pipelines, valves and appurtenances needed in the purveying of water over land owned by Dakota Ethanol. Dakota Ethanol also agrees to provide electrical power to tower site, and permanent graveled vehicular ingress and egress to and from Highway 34 for erection and maintenance purposes.

         3. Dakota Ethanol will pay for the construction of a process water service line from the Big Sioux well-field to the Ethanol plant site. Big Sioux will not provide materials or


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backhoe/excavator services on this line in the case of repair, but will provide support personnel. Big Sioux will pig the line as required, upon agreement of both parties. Big Sioux shall provide support personnel up to 100 hrs per year, to supervise/coordinate any repair and pigging of the line at no charge to Dakota Ethanol. The cost of any outside contractor services and parts will be borne by Dakota Ethanol. Either party agrees not to install any additional taps onto the process water service line of Dakota Ethanol without the prior consent of both parties.

         4. If at any time Dakota Ethanol or its successor(s) in interest shall offer the said process water service line for sale or transfer, then Big Sioux shall have the right of first refusal in the purchase or transfer thereof, with an appropriate easement for ingress and egress. This shall not prevent Dakota Ethanol from selling, transferring or encumbering its business or other property.

         5. Big Sioux shall provide a master meter at its Brant Lake facility for the purpose of measuring flow of non-potable water to the Ethanol plant. For the cost of water going through this master meter, Dakota Ethanol shall pay fifty (50) cents per thousand gallons metered. In the event of meter malfunction, cost of water shall be estimated on agreement of both parties. This rate is set for the first full year of service with then the option of annual rate adjustments tied to the cost of operations and the South Dakota consumer price index (CPI) as published by the State Department of Labor. Any adjustments will not exceed a combined rate of 3% annually.

         6. For the cost of delivering potable water to the Ethanol plant for "domestic and sanitary use," Big Sioux will charge Dakota Ethanol our regular consumer and commercial rate of $50 for the first 7000 gallons and $2.15 for every thousand gallons thereafter. Delivery of potable water may be from the elevated tower or existing distribution lines.

         7. For the cost of delivering potable water as a secondary process water supply, whether planned or in an emergency (fire) situation, Big Sioux will charge for water use, one dollar and fifty cents ($1.50) per thousand gallons metered or estimated at the Ethanol plant. The operation of fire hydrants for water supply is prohibited in all but emergency situations. Any flushing of the fire lines shall be reported to Big Sioux prior to any water use.

         8. Dakota Ethanol shall read all meters on the 1st of the month with payment made before the 15th of the month.

         9. Emergency failures of pressure or supply due to main supply breaks, power failure, flood, fire, earthquake, or other catastrophe, or any of them, shall excuse Big Sioux from compliance with this agreement for such periods of time as are reasonably necessary to fully restore service.

         10. Either party may request at its expense, to check the metering equipment of the other party, but the same shall not be done more often than once every twelve (12) consecutive months, unless faulty operation of said metering equipment is suspected or discovered within said time frame. A meter registering not more than two percent (2%) above or below the test result shall be deemed accurate.


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         11. The initial term of this contract shall be for a period of five (5)
years from and after the date of the completion of the hookup. The parties agree to extend this agreement for such additional five year terms upon the terms and conditions as the parties shall mutually agree. Big Sioux guarantees that upon renewal of this contract for a second five (5) year term, the initial cost of process water delivered from the Brant well field shall be no greater than sixty-five (65) cents per thousand gallons metered.

         12. Neither party shall be responsible for continuing this contract in the event that such party's business is materially or adversely affected by any act of God, sabotage, or other casualty, whether or not covered by insurance.

         13. Big Sioux shall, at all times, operate and maintain the water system in an efficient manner and shall take prompt action whenever necessary to remedy any situation hindering full delivery to the Ethanol plant as specified herein. In the event of any water shortage occurring caused by drought or unforeseen natural or man-made causes, Big Sioux shall have the right to reduce the quantity of water delivered.

         14. Each party shall indemnify and hold harmless the other party from and against any and all loss, damage, liability, cost and expense including, without limitation, reasonable attorneys' fees and disbursements relating to any personal injury, death or property damage, arising from or concerning this agreement, or the negligence or willful misconduct of the party holding the other harmless, including that party's employees and agents.

         15. This agreement shall be governed by applicable local, state or federal regulations or laws in the State of South Dakota. The parties agree to cooperate in the obtaining of all permits, certificates and other documents necessary or convenient to carry out the terms and purpose thereof.

         16. This agreement may be modified at any time by mutual written consent of the parties.

         17. The parties mutually acknowledge that this is the entire agreement between the parties.

         18. This agreement and all terms and conditions herein shall be binding upon the parties and their agents, successors and assigns.


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         1N WITNESS WHEREOF, the parties have hereunto executed this agreement by and through their authorized officers, on the date first above written.

------------------------------------
Attest:                                   BIG SIOUX COMMUNITY WATER SYSTEM, INC.
------------------------------------

/s/ Andrew Groos                          By /s/ Daniel L. Carlson
Its Secretary                                Its Chairman
(SEAL)

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Attest:                                   DAKOTA ETHANOL, LLC.

/s/ Brian Woldt
Its Secretary                             By /s/ Greg Van Zanten
(SEAL)                                       Its Chairman


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